Exhibit 99.1

Transmeridian Completes $250 Million Financing

HOUSTON, December 12, 2005 (Prime Zone) – Transmeridian Exploration Incorporated (AMEX: TMY) today announced that it has completed a private placement of 250,000 Units consisting of $250 million in aggregate principal amount of senior secured notes due 2010 of Transmeridian Exploration, Inc. (TMEI-BVI), the company’s wholly-owned British Virgin Islands subsidiary, and detachable five-year warrants to purchase approximately 17.3 million shares of the company’s common stock at an exercise price of $4.31 per share, subject to adjustment in certain circumstances. The notes bear interest at the rate of 12% per annum, are guaranteed by the company and certain of the company’s subsidiaries, and are secured by pledges of the outstanding capital stock of TMEI-BVI and certain of the company’s other subsidiaries.

Proceeds from the private placement will be used to consummate the pending acquisition of Bramex Management, Inc., repay existing indebtedness and for other general corporate purposes.

The notes, the warrants and the common stock issuable upon exercise of the warrants have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities.

Transmeridian Exploration Incorporated (TMEI) is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. TMEI primarily targets medium-sized fields with proved or probable reserves and significant upside reserve potential. Its first major project is the South Alibek Field in Kazakhstan and it is currently pursuing additional projects in the Caspian Sea Region.

For more information please contact the following:

Transmeridian Exploration Incorporated

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Phone: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in the TMEI’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission. Although TMEI believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the TMEI or any other person that the objectives and plans of the TMEI will be achieved.

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